Exhibit 10.6

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (“Separation Agreement”) is entered into as of the Effective Date, as defined below, by and between Doug Schaedler (“Executive”) and Innovaro, Inc., f/k/a UTEK Corporation, a Delaware corporation (the “Company”). Capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Employment Agreement by and between Executive and the Company, dated November 20, 2009 (the “Employment Agreement”).

WHEREAS, Executive was granted 175,000 stock options (the “November 2009 Options”), pursuant to the terms and conditions of the Employment Agreement and that certain Incentive Stock Option Agreement by and between the Company and Executive dated November 23, 2009 (the “November 2009 Option Agreement”), 50,000 stock options (the “June 2009 Options”), pursuant to the terms and conditions of that certain Incentive Stock Option Agreement by and between the Company and Executive dated June 15, 2009 (the “June 2009 Option Agreement”), and 100,000 stock options (the “March 2007 Options” and collectively with the November 2009 Options and June 2009 Options, the “Options”), pursuant to the terms and conditions of that certain Incentive Stock Option Agreement by and between the Company and Executive dated March 20, 2007 (the “March 2007 Option Agreement”);

WHEREAS, Executive was to be granted 60,000 shares of restricted stock (the “Restricted Shares”), pursuant to the terms and conditions of the Employment Agreement; and

WHEREAS, the Company and Executive have mutually agreed that it is desirable to end Executive’s employment relationship with the Company on the terms and conditions set forth in this Separation Agreement;

NOW, THEREFORE, Executive and the Company, intending to be legally bound hereby and in consideration of the mutual promises contained herein, do hereby agree as follows:

1. Recital Incorporation. The parties acknowledge that the recitals set forth above are true, correct and are incorporated herein by reference.

2. Termination. Subject to Section 5 below, Executive and the Company have mutually agreed and determined that Executive’s termination of employment with the Company shall be characterized as a Termination without Cause, effective August 16, 2010 (the “Termination Date”). Executive shall be entitled to normal compensation, for the period ending on the Termination Date, and the Company will provide Executive with payment for Executive’s accrued and unpaid salary, less payroll taxes and other applicable payroll deductions, on or before the next scheduled pay date.

3. Severance Benefits. In consideration for execution of this Separation Agreement (including without limitation the release contemplated by this Separation Agreement), the Company shall pay Executive severance equal to nine months of base salary, in the total gross amount of Two hundred forty three thousand seven hundred fifty and 00/100 ($243,750.00), less payroll taxes and other applicable payroll deductions, in one lump sum payment on or before the next scheduled pay date.

4. Options and Restricted Stock. Subject to Section 5 below, as of the Effective Date, 37,838 Options under the November 2009 Option Agreement, 14,580 Options under the June 2009 Option Agreement and 85,417 Options under the March 2007 Option Agreement shall be deemed to be vested (which will continue to be subject to the terms of their respective option agreements and the Company’s Amended and Restated Employee Stock Option Plan, and which must be exercised, if at all, within 90 days of the Effective Date) and the balance of the Options shall be deemed terminated and forfeited without any payment due with respect thereto as of or after the Termination Date. As of the Termination Date, all of the Restricted Shares shall be deemed terminated and forfeited without any payment due with respect thereto as of or after the Termination Date.

5. Reversal of Determination. Executive and Company have made a determination to designate Executive’s termination as Without Cause, based upon facts known to the Company as of the Termination Date. If matters constituting Cause, relative to Executive’s employment with the Company become known to the Company after the Termination Date but prior to the first anniversary of the Termination Date (the “Reversal Right Termination Date”), the Company may, by delivery of written notice to Executive prior to the Reversal Right Termination Date, treat such termination of employment as being for Cause, in which case Executive shall not be entitled to any severance payments contemplated by Section 3 above or otherwise or to the vesting of the Options contemplated by Section 4 above, and Executive shall promptly return and repay such severance payment and return the vested Options (or any shares purchased upon the exercise of such Options) to the Company within five business days after written demand by the Company. Based upon facts known to the Company as of the Termination Date, the Company as set forth in Section 2 has characterized the termination as a Termination without Cause.

6. Return of Company Property and Confidential Information. Executive represents and warrants that as of the time of executing this Separation Agreement he has returned all property belonging to the Company. Executive will not retain, without the Company’s express consent, any copies of any of the Company’s business records, or other documents which are the property of the Company and warrants that he has returned to the Company, or destroyed, all copies of such confidential material prior to the signing of this Separation Agreement.

7. Restrictive Covenants. Executive specifically acknowledges and agrees that, notwithstanding any “Release” or other language contained in this Separation Agreement, the agreements pertaining to Confidential Information and Covenant Not to Compete contained in Sections 5 and 6 of the Employment Agreement shall continue in full force and effect subsequent to the termination of Executive’s employment with the Company, and are specifically incorporated into this Separation Agreement by reference.

8. Release of Company by Executive. In consideration for execution of this Separation Agreement and other good and valuable consideration exchanged between the parties, Executive, for himself, his heirs, assigns, executors and administrators, does hereby waive and release the Company, and its successors, assigns and its respective officers, directors, shareholders, of and from any and all claims, actions, causes of action, rights, suits, demands, obligations, and/or liabilities, joint or several, present, past or future, known or unknown, of whatever description, both at law and in equity, including, without limitation, all claims of employment discrimination, unjust or improper dismissal or treatment, intentional or negligent torts, retaliation, back pay, front pay, injuries, damages, reinstatement, future employment opportunities, and all other claims relating to the Employment Agreement, as well as Executive’s employment or separation from employment with the Company, which he may now have or may ever have had, including without limitation, any claims which may be made by him or on his behalf under the Title VII of the Civil Rights Act of 1964, the Florida Civil Rights Act, 42 U.S.C. § 1981, the Equal Pay Act, or the Fair Labor Standards Act, the Americans With Disabilities Act, the Family and Medical Leave Act and the Age Discrimination in Employment Act, with the exception of any claims arising out of the Company’s obligations under this Separation Agreement. Executive represents and warrants that he does not have any current charge, claim, or lawsuit pending against the Company. Executive specifically acknowledges and agrees that this release is an essential and material term of this Separation Agreement and that without such release the Company would not have entered into this Separation Agreement and would not have made, or agreed to make, the severance payments described in Section 3 hereof or the vesting of the Options described in Section 4 hereof.

9. Confidentiality of Agreement. Except as hereinafter provided, Executive shall not disclose the terms or existence of this Separation Agreement to anyone other than to his lawyer and/or spouse, each of whom must also agree to this confidentiality provision. Notwithstanding the foregoing, either party hereto may disclose the terms of the settlement and the terms and conditions of this Separation Agreement (i) to the extent necessary to comply with federal and/or state labor or securities laws, (ii) to the extent necessary to comply with any applicable contracts of insurance (and in connection with any proceedings therewith), (iii) to the extent necessary to respond to a lawful order from a court of competent jurisdiction, (iv) in connection with the submission of Federal or state income tax returns or as may be required to governmental taxing authorities, and (v) to bona fide tax advisors, attorneys or similar professionals; provided, however, that such tax advisors, attorneys or similar professionals must also agree to maintain the confidentiality of the terms and conditions of this Separation Agreement. In furtherance and not in limitation of the foregoing, Executive agrees to limit his discussions regarding the Company and its affairs to third parties, including shareholders and persons involved in the investment banking community and the media, to the statement, “I have enjoyed my six-year affiliation with Innovaro. Since becoming Chief Executive Officer, my goal has been to strengthen the Company’s balance sheet and re-position it for growth in the software industry, and I believe that has been accomplished. My departure has been amicable.” The Company agrees to make the following statement regarding Executive: “Innovaro is grateful for Mr. Schaedler’s contributions to the Company. We believe we are now positioned for growth in the software industry under the leadership of a new Chief Executive Officer with significant software industry experience. We wish Mr. Schaedler well in his future endeavors. Mr. Schaedler’s departure has been amicable and we cannot comment further on the matter.”

10. Non-Disparagement. The parties to this Separation Agreement mutually agree that they will not publicly make any disparaging remarks about the other (or any of their current or former subsidiaries, affiliates, directors, officers, employees, owners, agents, successors or assigns). Without limiting the foregoing, neither party shall make or solicit any comments, statements or the like to the media or to others persons or entities that may be considered derogatory or detrimental to the good name and/or business reputation of the other party (or any of its current or former directors, officers, employees, owners, agents, successors or assigns). The Company agrees that in response to any inquiries from future prospective employers of Executive that it will only verify dates of employment and job title of Executive while employed with the Company.

11. Severability. If any provision of this Separation Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect.

12. Entire Agreement/Construction. This Separation Agreement and the agreements referenced herein contain the entire understanding between Executive and the Company relating to the termination of Executive’s employment with the Company. This Separation Agreement supersedes all other agreements, oral understandings or other agreements or representations between Executive and the Company that have not been incorporated herein. This Separation Agreement is to be construed in accordance with the laws of the State of Florida.

13. Authority. The persons whose signatures are below acknowledge that they have the full authority to execute this Separation Agreement on behalf of the parties for whom they are signing.

14. Voluntary Execution. In executing this Separation Agreement, the Executive further represents and attests that this Agreement was signed by the Executive knowingly, voluntarily, freely and of his own volition.

15. Choice of Forum/Attorney’s Fees. The parties hereto agree that the venue for any and all actions, suits or other legal proceedings arising under this Separation Agreement or related thereto shall lie in the appropriate court of competent jurisdiction located within Hillsborough County, Florida. If any action, proceeding, arbitration or hearing is commenced to enforce the provisions, terms, promises, representations and warranties herein, the prevailing party shall be entitled to recover his/its attorney’s fees and costs.

16. JURY WAIVER. EACH PARTY HEREBY COVENANTS AND AGREES THAT IN ANY LITIGATION, SUIT, ACTION, COUNTERCLAIM, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF CONCERNS, OR IN ANY WAY RELATES TO THIS SEPARATION AGREEMENT, INCLUDING ANY AND ALL TRANSACTIONS CONTEMPLATED HEREUNDER, THE PERFORMANCE HEREOF, OR THE RELATIONSHIP CREATED HEREBY, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SEPARATION AGREEMENT WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY THE OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECTS OF THIS JURY WAIVER PROVISION.

17. Amendments. This Separation Agreement cannot be modified or terminated except in writing signed by all parties hereto.

18. Binding Effect. This Separation Agreement shall inure to the benefit of and be binding upon the parties hereto and their heirs, executors, administrators, successors,

distributees, legal representatives and assigns, including, without limitation, any person, partnership, company, corporation or other entity which may acquire substantially all of the assets or business of the parties or with which, or into which the parties may be liquidated, consolidated, merged, or otherwise combined.

19. Counterpart Execution. This Separation Agreement may be executed in counterparts, each of which will be deemed an original document, but all of which will constitute but a single document. This Separation Agreement will not be binding on or constitute evidence of a formal, binding agreement between the parties until such time as a counterpart of this document has been executed by each party hereto, and a copy thereof provided to all other parties.

20. Further Assurances. Subject to the terms and conditions of this Separation Agreement, each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Effective Date) for the purpose of carrying out or evidencing any of the transactions contemplated by this Separation Agreement or any surviving provisions of the Employment Agreement.

21. Forfeiture of Consideration. Executive acknowledges and agrees that agreements and benefits extended under this Separation Agreement were agreed to by the Company in consideration of Executive’s continued compliance with all of the terms and conditions of this Separation Agreement. In the event of a breach of any material term contained herein by Executive, the Company shall be entitled, in addition to any other remedies provided for at law or in equity, to declare any and all of the agreements and benefits extended under this Separation Agreement to be null and void, in the sole discretion of the Company.

22. Authorship. Each of the parties hereto have jointly participated in the negotiation and drafting of this Separation Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Separation Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

23. Effective Date. This Separation Agreement shall become effective upon execution by both parties of the Separation Agreement.

THE UNDERSIGNED EXECUTIVE HEREBY ACKNOWLEDGES AND AFFIRMS THAT HE HAS CAREFULLY READ THE FOREGOING “SEPARATION AGREEMENT AND RELEASE,” THAT HE IS AWARE THAT HE HAS THE RIGHT TO REVIEW THIS SEPARATION AGREEMENT AND RELEASE FOR A PERIOD OF UP TO TWENTY-ONE (21) DAYS BEFORE EXECUTING IT, THAT HE HAS HAD THE OPPORTUNITY TO REVIEW THE SAME WITH AN ATTORNEY OF HIS OWN CHOOSING, AND THAT HE KNOWS AND UNDERSTANDS THE CONTENTS OF THE FOREGOING “SEPARATION AGREEMENT AND RELEASE” AND THAT HE IS EXECUTING THE SAME AS HIS OWN FREE ACT AND DEED.

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IN WITNESS WHEREOF, the Executive and the Company, each individually or by a duly authorized officer or representative, after consultation with counsel of their own choosing, have executed this Separation Agreement as of the Effective Date.

EXECUTIVE:

/S/Douglas Schaedler
Doug Schaedler
Date:	August 23, 2010

INNOVARO, INC.

By:	/S/Charles Pope
Its:	Chairman
Date:	August 23, 2010

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